Exhibit 99.1

Watsco Sets Full-Year and Fourth Quarter Records

for Sales, Earnings, EPS and Cash Flow

Technology Investments and Culture of Innovation Continue

to Transform the HVAC Distribution Channel

MIAMI, FLORIDA – (BUSINESS WIRE), February 14, 2017 – Watsco, Inc. (NYSE: WSO) reported record results for the fourth quarter and year ended December 31, 2016.

Watsco also announced today that it has raised its ownership stake in Carrier Enterprise Northeast LLC, a joint venture with Carrier, to 80% for approximately $43 million in cash. The incremental investment builds on a transaction completed in November 2016, which increased Watsco’s controlling interest from 60% to 70%. Carrier Enterprise Northeast had sales in 2016 of approximately $500 million from 41 locations in the northeastern United States and 12 locations in Mexico.

2016 Full-Year Results

Key performance metrics:

•	Earnings per share increased 5% to a record $5.15

•	Net income increased 6% to a record $183 million

•	Operating income increased 3% to a record $346 million

•	Operating income for U.S. locations (87% of sales) increased 6% (operating margins expanded 20 basis-points)

•	Operating income for international locations (13% of sales) declined 14% (operating margins declined 120 basis-points)

•	Operating cash flow of $8.52 per share, a 25% increase to a record $278 million

Sales trends:

•	Sales increased 3% to a record $4.2 billion

•	HVAC equipment increased 3% (66% of sales), including 4% growth in the U.S.

•	Other HVAC products increased 1% (29% of sales)

•	Commercial refrigeration products increased 6% (5% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Watsco produced record results in a year of varying seasonal conditions in certain of our larger U.S. markets and lower international sales and profits due to a stronger U.S. dollar. This performance includes a 17% increase in technology costs for our on-going investments designed to enhance the customer-experience, to optimize the speed and efficiency of our operations and to compete in ways and at a scale that sets us apart in the marketplace.”

Mr. Nahmad added: “Watsco generated record cash flow of $278 million in 2016, or $8.52 per share, which exceeded net income and represents a 25% increase over last year. Along with our continued focus to drive consistently strong cash flow, we improved inventory turns by approximately 30 basis-points through our recent launch of new supply-chain technologies. We are pleased with the early progress for what will be a long-term project to optimize working capital efficiency while enhancing product availability.”

Fourth Quarter Results

Key performance metrics:

•	Earnings per share increased 8% to a record 81 cents

•	Net income increased 12% to a record $30 million

•	Operating income increased 7% to a record $58 million (operating margins expanded 40 basis-points to record level)

•	Operating income in U.S. locations increased 11% (operating margins expanded 50 basis-points)

•	Operating income international locations decreased 4% (operating margins declined 30 basis-points)

•	Operating cash flow increased 8% to a record $131 million

Sales trends:

•	Sales increased 1% to a record $914 million

•	HVAC equipment increased 2% (66% of sales), including 3% growth in the U.S.

•	Other HVAC products declined 1% (29% of sales)

•	Commercial refrigeration products increased 3% (5% of sales)

Mr. Nahmad added: “Watsco delivered record performance during the fourth quarter, reflecting mid-single-digit growth in most markets, offset by unfavorable seasonal conditions in certain regions and a decline in international locations. We are focused on achieving another record year in 2017 while driving the adoption and advancement of our technologies with our customers and within our organization.”

It is important to note that the first and fourth quarters of each calendar year are highly seasonal due to the nature and timing of the replacement market for air conditioning systems, which is strongest in the second and third quarters. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by this seasonality.

Technology Strategy

Watsco has established itself as the leader in the HVAC distribution industry and produced a 21% compounded annual total-shareholder-return over the last 25 years. A variety of scalable technologies have been launched to transform Watsco into a modern, data-based company to continue its outperformance in the digital era. Watsco’s goals with these technology programs are to further strengthen its leadership position, accelerate sales and profit growth, increase the speed, convenience and efficiency in serving customers and to extend Watsco’s reach into new geographies and sales channels.

Since 2012, Watsco’s technology team has grown from approximately 60 employees to 175 employees. Financial performance in 2016 reflects an increase of $3.3 million in technology-related costs (6 cents diluted per share). The present annual run-rate for technology related costs is approximately $23 million.

Examples of innovations that Watsco has launched to enhance the buying experience for its 88,000 customers and the service capabilities of personnel at its 565 locations include:

•	Mobile apps, e-commerce and other on-line tools using the industry’s most data-rich catalog of product information.

•	Business intelligence and data analytics to enable more insightful decision-making by more than 600+ P&L managers across the company.

•	Supply chain optimization to improve fill-rates, increase inventory turns and reduce real estate requirements and other operational costs over the long-term.

•	Comprehensive order fulfillment software and implementation of wireless warehouses to improve operational efficiency for 7+ million annual customer transactions.

A summary of key performance indicators for the company’s primary technology platforms is as follows:

E-Commerce / App Usage	Progress in 2016
iOS or Android app users	220% increase in weekly active users
Products (SKUs) mastered	71% increase to over 500,000 SKUs
E-commerce transactions	127% increase in on-line transactions
Line items per order on-line versus in-store	28% more line items per order

Business Intelligence (BI) Platform
Increase in internal BI users Average number of BI queries per day per user Total user inquiries during the year	12% increase to over 1,500 users 31% increase in queries per user Over 225,000 queries processed
Salesman BI-user performance versus non-user	7-times better sales performance
Store manager BI-user performance versus non-user	5-times better sales performance

Supply Chain / Warehouse Optimization

Total company inventory turns

Inventory turns for fully-adopted locations

Service levels for fully-adopted locations

Number of wireless locations

Locations with digitized order fulfillment software

Locations with express pickup

Reduction of real estate requirements

32 basis-point improvement in turns

80 basis-point improvement in turns

300 basis-point improvement to 97%

359 locations now functioning

150 locations versus 25 locations last year

68 locations (began in late 2016)

500,000 square foot reduction

A.J. Nahmad, Watsco’s President said: “We are pleased to have made progress across all of these fronts. Our customers and organization continue to embrace technology though we are still in the early stages. We believe our efforts and innovative culture will ultimately redefine how the HVAC distribution channel will serve customers and transact business.”

Cash Flow & Dividends

Operating cash flow for the full year was a record $278 million or $8.52 per diluted share and for the fourth quarter was a record $131 million. Since 2000, Watsco’s operating cash flow was approximately $1.9 billion compared to net income of approximately $1.8 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Watsco has paid dividends for over 40 consecutive years with the philosophy of sharing increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Dividends paid in 2016 increased 30% to $128 million. Watsco recently raised its annual dividend rate 24% to $4.20 per share. Future increases in dividends, if any, will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

Other

2016 full-year results include income tax benefits of $2.9 million or 8 cents per diluted share relating to the Company’s early adoption of Accounting Standards Update 2016-09, Improvements to Employee-Share-Based Payment Accounting, issued by the Financial Accounting Standards Board on March 30, 2016.

Conference Call Information

Date & time: February 14, 2017 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measure of “operating cash flow per share”, which is determined by dividing “net cash provided by operating activities” as shown in the attached Condensed Consolidated Statements of Cash Flows by the “weighted–average Common and Class B common shares and equivalent shares used to calculated earnings per share” as shown in the attached Condensed Consolidated

Results of Operations. The Company believes that this information provides a meaningful comparison and important correlation of the Company’s financial performance and cash flow generation on a per share basis in order to further assess overall performance. This measure should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is through one of its 565 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, we believe that significant growth potential remains given that the marketplace for HVAC/R products at the consumer level is estimated to be $88 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenues	$913,611	$903,816	$4,220,702	$4,113,239
Cost of sales	685,539	681,775	3,186,118	3,105,882

Gross profit	228,072	222,041	1,034,584	1,007,357
Gross profit margin	25.0%	24.6%	24.5%	24.5%

SG&A expenses	169,998	167,840	688,952	670,609

Operating income	58,074	54,201	345,632	336,748
Operating margin	6.4%	6.0%	8.2%	8.2%

Interest expense, net	677	1,021	3,713	5,547

Income before income taxes	57,397	53,180	341,919	331,201
Income taxes	17,530	16,841	105,936	104,677

Net income	39,867	36,339	235,983	226,524
Less: net income attributable to non-controlling interest	10,314	9,849	53,173	53,595

Net income attributable to Watsco	$29,553	$26,490	$182,810	$172,929

Diluted earnings per share:
Net income attributable to Watsco shareholders	$29,553	$26,490	$182,810	$172,929
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	3,050	2,107	14,801	13,626

Earnings allocated to Watsco shareholders	$26,503	$24,383	$168,009	$159,303

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,662,341	32,513,121	32,616,504	32,480,356

Diluted earnings per share for Common and Class B common stock	$0.81	$0.75	$5.15	$4.90

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2016	2015
Cash and cash equivalents	$56,010	$35,229
Accounts receivable, net	475,974	451,079
Inventories	685,011	673,967
Other	23,161	20,990

Total current assets	1,240,156	1,181,265

Property and equipment, net	90,502	62,715
Goodwill, intangibles, net and other	543,991	544,462

Total assets	$1,874,649	$1,788,442

Accounts payable and accrued expenses	$314,688	$270,117
Current portion of long-term obligations	200	184

Total current liabilities	314,888	270,301

Borrowings under revolving credit agreement	235,294	245,300
Deferred income taxes and other liabilities	72,719	69,120

Total liabilities	622,901	584,721

Watsco’s shareholders’ equity	1,005,828	957,310
Non-controlling interest	245,920	246,411

Shareholders’ equity	1,251,748	1,203,721

Total liabilities and shareholders’ equity	$1,874,649	$1,788,442

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2016	2015
Cash flow from operating activities:
Net income	$235,983	$226,524
Non-cash items	40,751	38,142
Changes in working capital	1,022	(43,283)

Net cash provided by operating activities	277,756	221,383

Cash flow from investing activities:

Capital expenditures, net	(42,833)	(22,938)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(127,604)	(98,532)
Net repayments under revolving credit agreement	(10,006)	(56,256)
Distributions to non-controlling interest	(38,900)	(39,754)
Purchase of additional ownership from non-controlling interest	(42,909)	—
Other	5,503	8,222

Net cash used in financing activities	(213,916)	(186,320)

Effect of foreign exchange rate changes on cash and cash equivalents	(226)	(1,343)

Net increase in cash and cash equivalents	20,781	10,782
Cash and cash equivalents at beginning of year	35,229	24,447

Cash and cash equivalents at end of year	$56,010	$35,229